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                                                                     EXHIBIT 11

                          FIRST COMMERCIAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in thousands, except per share data)



                                              For the Years Ended December 31,
                                             ----------------------------------
                                                1995        1994        1993
                                             ----------  ----------  ----------

Net income                                   $   56,910  $   50,308  $   45,965
Less: Preferred stock dividend                        -         129       1,210
                                             ----------  ----------  ----------
Income applicable to common shares           $   56,910  $   50,179  $   44,755
                                             ==========  ==========  ==========

Weighted average number of common shares
   outstanding during the period             26,221,023  25,607,960  25,714,354

Earnings per common share                         $2.17       $1.96       $1.74